Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Summary

●	Net income of $1.6 million, up $0.1 million, from $1.5 million for first quarter of 2022
●	Diluted earnings per share of $0.37, up $0.03, from $0.34 for first quarter of 2022
●	Net interest income of $8.1 million, up $0.8 million from $7.3 million for first quarter of 2022
●	Gain on sales of loans of $0.3 million, down $0.6 million, from $0.9 million for first quarter of 2022
●	Net interest margin of 3.09%, up 15 basis points, from 2.94% for first quarter of 2022
●	No provision for credit losses, down $0.3 million, from $0.3 million for first quarter of 2022

Net Income Summary	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2023	2022
Net income	$1,634	1,487
Diluted earnings per share	0.37	0.34
Return on average assets (annualized)	0.61%	0.58%
Return on average equity (annualized)	5.64%	5.36%
Book value per share	$22.35	22.16

ROCHESTER, MINNESOTA, April 20, 2023 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.6 million for the first quarter of 2023, an increase of $0.1 million compared to net income of $1.5 million for the first quarter of 2022. Diluted earnings per share for the first quarter of 2023 was $0.37, an increase of $0.03 from diluted earnings per share of $0.34 for the first quarter of 2022. The increase in net income between the periods was primarily because of a $0.8 million increase in net interest income due to an increase in interest earning assets and higher yields earned on those assets and a $0.3 million decrease in the provision for credit losses. These increases in net income were partially offset by a $0.6 million decrease in the gain on sales of loans because of a decrease in mortgage loan originations and sales due primarily to an increase in mortgage interest rates between the periods. Total non-interest expenses also increased $0.4 million between the periods primarily because of an increase in compensation and benefits expenses.

President’s Statement

“We are pleased to report the growth in our loan portfolio and the related growth in our net interest income during the first quarter despite the slight decline in overall assets,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Funding asset growth in the current interest rate environment has become more challenging and future asset growth in the short term may be limited. Despite these challenges, we will continue to focus our efforts on expanding our core customer deposit relationships.”

First Quarter Results

Net Interest Income

Net interest income was $8.1 million for the first quarter of 2023, an increase of $0.8 million, or 10.7%, compared to $7.3 million for the first quarter of 2022. Interest income was $9.9 million for the first quarter of 2023, an increase of $2.3 million, or 31.0%, from $7.6 million for the first quarter of 2022. Interest income increased because of the $54.6 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.80% for the first quarter of 2023, an increase of 74 basis points from 3.06% for the first quarter of 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 4.50% increase in the prime interest rate between the periods.

Interest expense was $1.9 million for the first quarter of 2023, an increase of $1.6 million, or 553.7%, compared to $0.3 million for the first quarter of 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $47.6 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.77% for the first quarter of 2023, an increase of 64 basis points from 0.13% for the first quarter of 2022. The increase in the average rate paid is primarily related to the increase in market interest rates as a result of the 4.50% increase in the federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2023 was 3.09%, an increase of 15 basis points, compared to 2.94% for the first quarter of 2022. The increase in the net interest margin is primarily because the increase in the average yield earned on interest-earning assets as a result of the increase in the prime rate was higher than the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits between the periods.

A summary of the Company’s net interest margin for the three-month periods ended March 31, 2023 and 2022 is as follows:

	For the three-month period ended
	March 31, 2023			March 31, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$268,684	795	1.20%	$295,370	788	1.08%
Loans held for sale	1,216	18	6.04	3,967	34	3.52
Single family loans, net	208,127	1,951	3.80	170,047	1,437	3.43
Commercial loans, net	522,921	6,373	4.94	449,279	4,809	4.34
Consumer loans, net	45,784	661	5.85	40,727	471	4.69
Other	10,814	115	4.31	43,593	26	0.24
Total interest-earning assets	1,057,546	9,913	3.80	1,002,983	7,565	3.06

Interest-bearing liabilities:
Checking accounts	161,708	188	0.47	160,315	41	0.10
Savings accounts	120,741	26	0.09	121,033	18	0.06
Money market accounts	258,768	655	1.03	250,745	132	0.21
Certificate accounts	136,986	934	2.77	84,343	92	0.44
Customer escrows	6,393	32	2.00	0	0	0.00
Advances and other borrowings	1,219	15	4.86	0	0	0.00
Total interest-bearing liabilities	685,815			616,436
Non-interest checking	282,136			303,697
Other non-interest bearing liabilities	2,423			2,636
Total interest-bearing liabilities and non-interest bearing deposits	$970,374	1,850	0.77	$922,769	283	0.13
Net interest income		$8,063			$7,282
Net interest rate spread			3.03%			2.93%
Net interest margin			3.09%			2.94%

Provision for Credit Losses

There was a small recapture in the provision for credit losses in the first quarter of 2023, a decrease of $0.3 million compared to $0.3 million for the first quarter of 2022. The provision for credit losses decreased primarily because of a decrease in the loan growth that was experienced between the periods. The small recapture in the provision recorded in the first quarter of 2023 is because of a decrease in the required collective reserves as a result of updating our projected losses associated with our historical loss calculation. This decrease was partially offset by an increase in the provision related to loan growth.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount decreased from the January 1, 2023 adoption amount based on projected losses associated with the quantitative historical loss calculation and this decrease was partially offset by growth in the loan portfolio. The Company’s qualitative reserve adjustments did not materially change during the quarter due to management’s perception that economic conditions had not materially changed, including those related to the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.9 million at March 31, 2023 and December 31, 2022.

A reconciliation of the Company’s allowance for credit losses for the first quarters of 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022
Balance at January 1,	$10,277	9,279
Adoption of Accounting Standard Update (ASU) 2016-13	1,070	0
Provision	(32)	296
Charge offs:
Consumer	0	(1)
Recoveries	27	10
Balance at March 31,	$11,342	9,584
Allocated to:
Collective allowance	$11,139	9,142
Individual allowance	203	442
	$11,342	9,584

On January 1, 2023, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The transition to this ASU resulted in a cumulative-effect adjustment to the allowance for loan losses of $1.1 million, an increase in deferred tax assets of $0.3 million, and a decrease to retained earnings of $0.8 million as of the adoption date. In addition, a liability for $0.1 million was established for projected future losses on unfunded commitments on outstanding lines of credit upon adoption. The projected liability for unfunded commitments increased $24,000 during the first quarter of 2023 and the provision for credit losses was increased to reflect the change.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2023	2022
Non‑performing loans:
Single family	$890	$908
Consumer	494	441
Commercial business	474	529
Total non‑performing assets	$1,858	$1,878
Total as a percentage of total assets	0.17%	0.17%
Total as a percentage of total loans receivable	0.23%	0.24%
Allowance for credit losses to non-performing loans	610.45%	547.24%

Delinquency data:
Delinquencies (1)
30+ days	$271	$1,405
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.03%	0.18%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the first quarter of 2023, a decrease of $0.5 million, or 18.8%, from $2.4 million for the first quarter of 2022. Gain on sales of loans decreased $0.6 million between the periods because of a decrease in single family loan originations and sales due primarily to an increase in mortgage interest rates between the periods. This decrease was partially offset by a $0.1 million increase in other non-interest income due primarily to an increase in the gains recognized on equity securities between the periods. Fees and service charges increased slightly between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of commercial loans that were being serviced for others.

Non-interest expense was $7.7 million for the first quarter of 2023, an increase of $0.4 million, or 6.1%, from $7.3 million for the first quarter of 2022. Compensation and benefits expense increased $0.5 million primarily because of annual salary increases and also because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced mortgage loan production between the periods. Data processing expenses increased $0.2 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. Other non-interest expense increased $0.2 million between the periods primarily because of an increase in advertising costs and an increase in FDIC insurance costs between the periods due to an increase in rates. These increases in non-interest expense were partially offset by a $0.3 million decrease in professional services expense between the periods primarily because of a decrease in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022. Occupancy and equipment expense decreased $0.1 million due primarily to a decrease in noncapitalized software costs between the periods.

Income tax expense was $0.7 million for the first quarter of 2023, an increase of $0.1 million from $0.6 million for the first quarter of 2022. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2023 was 0.61.%, compared to 0.58% for the first quarter of 2022. Return on average equity (annualized) was 5.64% for the first quarter of 2023, compared to 5.36% for the same period in 2022. Book value per common share at March 31, 2023 was $22.35, compared to $22.16 at March 31, 2022.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” “may,” “project” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: enacted and expected changes to the federal funds rate; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for credit losses; anticipated future levels of the provision for credit losses; and the payment of dividends by HMN.

A number of factors, many of which may be amplified by the deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; adverse developments affecting the financial services industry, such as recent bank failures or concerns involving liquidity; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2023	2022
	(unaudited)
Assets
Cash and cash equivalents	$10,120	36,259
Securities available for sale:
Mortgage-backed and related securities (amortized cost $207,450 and $216,621)	185,836	192,688
Other marketable securities (amortized cost $55,698 and $55,698)	53,857	53,331
Total securities available for sale	239,693	246,019

Loans held for sale	567	1,314
Loans receivable, net	785,982	777,078
Accrued interest receivable	3,199	3,003
Mortgage servicing rights, net	2,878	2,986
Premises and equipment, net	16,467	16,492
Goodwill	802	802
Prepaid expenses and other assets	3,800	3,902
Deferred tax asset, net	8,074	8,347
Total assets	$1,071,582	1,096,202

Liabilities and Stockholders’ Equity
Deposits	$958,318	981,926
Federal Home Loan Bank advances and Federal Reserve borrowings	2,300	0
Accrued interest payable	1,049	298
Customer escrows	8,463	10,122
Accrued expenses and other liabilities	1,230	6,520
Total liabilities	971,360	998,866
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662 outstanding 4,484,614 and 4,480,976	91	91
Additional paid-in capital	40,975	41,013
Retained earnings, subject to certain restrictions	138,952	138,409
Accumulated other comprehensive loss	(17,515)	(19,761)
Unearned employee stock ownership plan shares	(1,014)	(1,063)
Treasury stock, at cost 4,644,048 and 4,647,686 shares	(61,267)	(61,353)
Total stockholders’ equity	100,222	97,336
Total liabilities and stockholders’ equity	$1,071,582	1,096,202

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2023	2022
Interest income:
Loans receivable	$9,003	6,751
Securities available for sale:
Mortgage-backed and related	652	727
Other marketable	143	61
Other	115	26
Total interest income	9,913	7,565

Interest expense:
Deposits	1,803	283
Customer escrows	32	0
Advances and other borrowings	15	0
Total interest expense	1,850	283

Net interest income	8,063	7,282

Provision for credit losses (1)	(8)	296
Net interest income after provision for loan losses	8,071	6,986

Non-interest income:
Fees and service charges	807	766
Loan servicing fees	400	386
Gain on sales of loans	295	868
Other	426	355
Total non-interest income	1,928	2,375

Non-interest expense:
Compensation and benefits	4,805	4,288
Occupancy and equipment	950	1,050
Data processing	505	354
Professional services	237	529
Other	1,196	1,031
Total non-interest expense	7,693	7,252
Income before income tax expense	2,306	2,109
Income tax expense	672	622
Net income	1,634	1,487
Other comprehensive income (loss), net of tax	2,246	(10,018)
Comprehensive income (loss) available to common shareholders	$3,880	(8,531)
Basic earnings per share	$0.38	0.34
Diluted earnings per share	$0.37	0.34

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amount presented is calculated under the prior accounting standard.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2023	2022
I. OPERATING DATA:
Interest income	$9,913	7,565
Interest expense	1,850	283
Net interest income	8,063	7,282

II. AVERAGE BALANCES:
Assets (1)	1,094,161	1,040,712
Loans receivable, net	776,832	660,053
Securities available for sale (1)	268,684	295,370
Interest-earning assets (1)	1,057,546	1,002,983
Interest-bearing liabilities and non-interest bearing deposits	970,374	922,769
Equity (1)	117,467	112,597

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.61%	0.58%
Interest rate spread information:
Average during period	3.03	2.93
End of period	2.90	3.00
Net interest margin	3.09	2.94
Ratio of operating expense to average total assets (annualized)	2.85	2.83
Return on average common equity (annualized)	5.64	5.36
Efficiency	77.00	75.09

	March 31,	December 31,	March 31,
	2023	2022	2022
IV. EMPLOYEE DATA:
Number of full time equivalent employees	165	165	168

V. ASSET QUALITY:
Total non-performing assets	$1,858	1,878	4,826
Non-performing assets to total assets	0.17%	0.17%	0.47%
Non-performing loans to total loans receivable	0.23	0.24	0.66
Allowance for credit losses (2)	$11,342	10,277	9,584
Allowance for credit losses to total assets (2)	1.06%	0.94%	0.93%
Allowance for credit losses to total loans receivable (2)	1.42	1.30	1.39
Allowance for credit losses to non-performing loans (2)	610.45	547.24	211.31

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$22.35	21.72	22.16

	Three Months Ended Mar 31, 2023	Year Ended Dec 31, 2022	Three Months Ended Mar 31, 2022
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.35%	8.88%	9.77%
Average stockholders’ equity to average assets (1)	10.74	10.73	10.82
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	108.98	108.65	108.69
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.59	11.48	12.76
Tier 1 capital leverage ratio	9.20	9.14	9.55
Tier 1 capital ratio	11.59	11.49	12.76
Risk-based capital	12.84	12.65	14.01

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.